Exhibit 99.1
For Immediate Release
Builders FirstSource Announces Offering of Senior Secured Notes
April 4, 2011 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR) (the “Company”) announced its intention to offer $250 million aggregate principal amount of senior secured notes due 2019. The notes will be secured by a first priority lien on certain non-current assets and a second priority lien on certain current assets of the Company and will be guaranteed on a senior secured basis by each of the Company’s existing and future domestic subsidiaries.
The Company intends to use the proceeds from the offering to redeem its outstanding Second Priority Senior Secured Floating Rate Notes due 2016 as well as its outstanding Floating Rate Notes due 2012, to repay amounts outstanding under the Company’s senior secured revolving credit facility and to pay the related fees and expenses associated with the offering and for working capital and general corporate purposes.
The Company also announced that concurrently with, and subject to the success of, the notes offering, it is entering into an agreement to amend its senior secured revolving credit facility. The amendment, among other things, extends the maturity of the credit facility to March 31, 2016 and will allow the Company to increase the revolving credit line at any time from $150 million up to $350 million in the aggregate, with the consent of the lenders providing the additional commitments. The amended senior secured revolving credit facility will be secured by a first priority lien on certain current assets and a second priority lien on certain non-current assets of the Company and its domestic subsidiaries.
The company intends to offer the notes in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes and the related subsidiary guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
Statements in this news release which are not purely historical facts or which necessarily depend upon future events, including statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.